Exhibit 10.29

Execution Version

NON-COMPETITION, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) made as of                 , by and between Fifth Third Processing Solutions, LLC, a Delaware limited liability company (together with any successor entity thereto, the “Company”), and                                  (“Employee”).

In consideration of the Company’s offer of employment pursuant to the terms and conditions of an offer letter, dated as of the date of this Agreement, the Company’s providing Employee with access to its property, equipment and valuable Confidential Information (as defined below), and other good and valuable consideration, the parties hereby agree as follows:

1.             Employee’s Covenants

a.     Non-Competition:  During the Restricted Period (as defined below), Employee agrees not to compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Company, including by, entering into an ownership, consulting or employment arrangement with, or render services for, any individual or entity; accept or provide assistance in the accepting of (including, but not limited to, providing any service, information or assistance or other facilitation or other involvement) business or orders from customers or any potential customers of the Business or the Company with whom Employee has had contact, involvement, or responsibility on behalf of any third party or otherwise, or to assist any other person or entity to compete with the Business (as defined below) or the Company by either:

(i)                                     producing, developing or marketing, rendering services or handling products competitive with the Business or the Company in any geographic region or territory in which Employee worked or had responsibility during the eighteen (18) month period preceding departure from the Company or the Closing, as applicable, or assisting others to produce, develop or market, or render such services or products; or

(ii)                                  accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any entity which produces, develops or markets, a product, process, or service which is competitive with those products, processes, or services of the Business or the Company, whether existing or planned for the future, on which Employee has worked, or concerning which Employee has in any manner acquired knowledge of or had access to Confidential Information, during the eighteen (18) months preceding termination of Employee’s employment, provided, however, that it shall not be a violation of this Agreement for

Employee to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system.

b.     Non-Solicitation:  During the Restricted Period, Employee agrees that Employee will not, either on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly, (a) solicit any person or entity that is a customer of the Business or the Company, or has been a customer of the Company during the prior eighteen (18) months, to purchase any products or services the Business or the Company provided or provides to the customer, (b) interfere with any of the Business’s or the Company’s business relationships, or (c) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by the Business or the Company with whom Employee had contact, involvement or responsibility during Employee’s employment with the Company and/or its affiliates, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Business or the Company.

c.     No-Hire:  During the Restricted Period, Employee agrees that Employee will not, either on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit or encourage to leave the employ of the Company, Holdco and/or any of their subsidiaries who is then an employee of the Company, Holdco and/or any of their subsidiaries or was such an employee within twelve (12) months of the date of such hiring, soliciting, or encouragement to leave.

d.     Confidentiality.  The Employee will not at any time (whether during or after the Employee’s employment with the Company or its subsidiaries) disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside the Company, Holdco or their subsidiaries (other than as necessary to perform the Employee’s employment duties) any Confidential Information without prior authorization of the Company.  Upon termination of the Employee’s employment for any reason, the Employee shall return any and all Confidential Information and other property of the Company, Holdco or their subsidiaries in the Employee’s possession.

e.     Non-Disparagement.  During the Restricted Period, Employee agrees that Employee will not make disparaging statements, in any form, about the Company or its affiliates, officers, directors, agents, employees, products or services which Employee knows, or has reason to believe, are false or misleading.

f.     Certain Definitions.

(i)                                     “Business” means (i) merchant processing services (including payment authorization, clearing and settlement for credit, debit, check authorization and truncation), (ii) gift, private label, stored value and prepaid card processing, (iii) electronic funds transfer services to business customers (including debt and ATM card processing and driving services, PIN and signature debit transaction authorization settlement and exception processing, (iv) payment and ATM network switching services (including the Jeanie network), (v) credit and debit card production, activation, replacement and related management services (including on an outsourced basis), (vi) certain payments-related reselling services, (vii) other value added services (including fraud detection, prevention and management services) relating to the foregoing, (viii) promotional messaging service relating to the foregoing, (ix) debit portfolio management services related to the foregoing, and (x) certain data processing services.

(ii)                                  “Confidential Information” shall mean information or material of the Company which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (A) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; (B) information or material relating to the Company’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company’s services, products or software; (C) information on or material relating to the Company which when received is marked as “proprietary,” “private,” or “confidential”; (D) trade secrets of the Company; (E) software of the Company in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and (F) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.  Notwithstanding the foregoing, “Confidential Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Employee outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

(iii)                               “Restricted Period” means the period of Employee’s employment by the Company, its parent company or one of their respective subsidiaries and one (1) year following termination of such employment for any reason.

2.             Representations, Warranties and Acknowledgements

a.     Employee acknowledges that Employee’s services are of a special, unique and extraordinary character and, Employee’s position with the Business and the Company places Employee in a position of confidence and trust with the customers, suppliers, vendors, employees and agents of the Company.

b.     Employee also acknowledges that businesses that are competitive with the Company include, but are not limited to, any businesses which are engaged in the Business or any other lines of business that the Company may engage in the future.  Employee further acknowledges that given the nature of the Business and the other businesses of the Company, certain accounts of the Company are national in scope and are not dependent on the geographic location of Employee or the Company.

c.     Employee represents and warrants to the Company that Employee is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), that in any way conflicts with or limits Employee’s ability to commence or continue to render services to the Company or that would otherwise limit Employee’s ability to perform all responsibilities in accordance with the terms and subject to the conditions of Employee’s employment.

3.             Remedies

In the event of breach or threatened breach by Employee of any provision of Section 1 hereof, the Company shall be entitled to (a) temporary and preliminary and permanent injunctive relief and without the posting any bond or other security, (b) damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, (c) recovery of all attorney’s fees and costs incurred by the Company in obtaining such relief, (d) cessation and repayment of any severance benefits paid to Employee pursuant to any agreement with the Company, including any employment agreement, severance benefit agreement, plan or program of the Company, and (e) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach or threatened breach.  The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

4.             Early Resolution Conference

This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis.  However, should Employee later challenge any provision as unclear, unenforceable, or inapplicable to activity that Employee intends to engage in, Employee will first notify Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties.  Employee will provide this notification at least fourteen (14) days before Employee engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction.  The failure to comply with this requirement shall waive Employee’s right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time.  All rights of both parties will be preserved if the early resolution conference requirement is complied with even if no agreement is reached in the conference.

5.             Miscellaneous

a.     This Agreement, together with the offer letter, constitute the sole and entire agreements and understandings between Employee and the Company with respect to the matters covered thereby, and there are no other promises, agreements, representations, warranties or other statements between Employee and the Company in respect to such matters not expressly set forth in these agreements.  These Agreements supersede all prior and contemporaneous agreements, understandings or other arrangements concerning the subject matter thereof.  These Agreements may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

b.     No course of dealing or any delay on the part of the Company or Employee in exercising any rights hereunder shall operate as a waiver of any such rights.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

c.     Because the Company is headquartered in the State of Ohio this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to the choice of law rules of any state or where Employee is in fact required to work.

d.     If any provision or clause of this Agreement, or portion thereof, shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

e.     The obligations of Employee may not be delegated and, Employee may not assign or otherwise transfer this Agreement or any obligations hereunder.  This Agreement and all of the Company’s rights and obligations under this Agreement may be assigned or transferred by the Company to and may be assumed by and inure to the benefit of any successor or other transferee of all or a substantial part of the assets of the Company’s business in which Employee works.

f.     Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a Ohio federal or state court in the Ohio and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered, effective as of the date first indicated above by a duly authorized officer of the Company.

EMPLOYEE:

Signature

Print name

[SIGNATURE PAGE TO             NON-COMPETITION AGREEMENT]

FIFTH THIRD PROCESSING SOLUTIONS, LLC

By:
Signature

Print name

Title

[SIGNATURE PAGE TO            NON-COMPETITION AGREEMENT]